  Exhibit 21.1

SUNSHINE BIOPHARMA, INC.

EXHIBIT 21.1

LIST OF SUBSIDIARIES

Atlas Pharma Inc.

NOX Pharmaceuticals, Inc.

Sunshine Biopharma Canada Inc.